Exhibit 10.1

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of August 7, 2026 to the Common Stock Purchase Agreement (the “Agreement”), dated July 14, 2026, by and between Glucotrack, Inc., a Delaware corporation (the “Company”), and White Lion Capital, LLC, a Nevada limited liability company (the “Investor” and together with the Company, the “Parties”).

WHEREAS, Section 10.14 of the Agreement allows for the Agreement to be amended by a written instrument signed by both Parties; and

WHEREAS, the Parties desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Section 6.4(a) is hereby replaced in its entirety with the following:

In consideration for the Investor’s execution and delivery of, and agreement to perform under this Agreement, the Company shall issue and deliver to Investor, within one (1) Business Day following the effectiveness of the Registration Statement, as directed by the Investor, 2,505,513 shares of Common Stock (the “Commitment Shares”) (calculated by dividing the Commitment Fee Amount by the Minimum Price). Notwithstanding the foregoing, to the extent that the issuance of Commitment Shares pursuant to this Section 6.4 would result in the Investor exceeding the Beneficial Ownership Limitation or in the Company exceeding the Exchange Cap, then the Company shall not issue such Commitment Shares and the portion of such Commitment Shares shall be held in abeyance for the Investor until such time or times as its right thereto would not result in the Investor exceeding the Beneficial Ownership Limitation and would not result in the Company exceeding the Exchange Cap, unless shareholder approval is obtained to issue in excess of the Exchange Cap, at which time or times the Company shall issue such Commitment Shares in such tranches as directed by the Investor to the same extent as if there had been no such limitations. The foregoing Exchange Cap limitation shall not apply if (A) at any time the Exchange Cap is reached and at all times thereafter the average price paid for all Common Stock issued under this Agreement and the Securities Purchase Agreement is equal to or greater than the Minimum Price or (B) the Company is exempt from obtaining shareholder approval for the issuance of shares of Common Stock above the Exchange Cap under the rules of the Principal Market. For the avoidance of doubt, all of the Commitment Shares shall be fully earned as of the Effective Date, and the issuance of the Commitment Shares is not contingent upon any other event or condition, including, without limitation, the Company’s submission of a Purchase Notice to the Investor or the filing or effectiveness of any Registration Statement, and irrespective of any termination of this Agreement.

2.	Renumber Section 6.4(b) to Section 6.4(c).

3.	Add a new Section 6.4(b) as follows:

If the Commitment Fee Price is less than the Minimum Price, then the Company shall owe to the Investor an amount (the “True-Up Amount”) equal to (A) One Million Dollars ($1,000,000), minus (B) the Effective Amount. For purposes of this Section 6.4(b), the “Effective Amount” means the product of (x) 2,505,513 multiplied by (y) the Commitment Fee Price. The Company shall pay the True-Up Amount to the Investor within one hundred twenty (120) days following the Measurement Date. For the avoidance of doubt, if the Commitment Fee Price equals or exceeds the Minimum Price, no payment shall be owed to the Investor pursuant to this Section 6.4(b).

4.	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or electronic transmission (including by .pdf or DocuSign) shall be deemed original signatures for all purposes.

5.	Except as expressly amended hereby, all terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

6.	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

7.	All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized signatories as of the date first written above.

Glucotrack, Inc.

By:	/s/ Erik Emerson
Name:	Erik Emerson
Title:	Chief Executive Officer

White Lion Capital LLC

By:	/s/ Yash Thukral
Name:	Yash Thukral
Title:	Partner